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                                                                  Exhibit 23.1


              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the 1995 Stock Option Plan (Form S-8 No. 33-95134), Stock Option (Form S-8 No. 33-99440), the Employee Stock Purchase Plan (Form S-8 No. 333-290), the 1995 Stock Option Plan and Non-Plan Stock Options (Form S-8 No. 333-11175); and the resale of common stock by a shareholder (Form S-3 No. 333-16685) of Interactive Group, Inc. of our report dated February 19, 1997, with respect to the consolidated financial statements of Interactive Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                ERNST & YOUNG LLP

San Diego, California
March 21, 1997